Exhibit 99.1

Contacts:
Media	Investor Relations
Scott Sayres	Mark Macaluso
(480) 257-8921	(973) 455-2222
scott.sayres@honeywell.com	mark.macaluso@honeywell.com

HONEYWELL ANNOUNCES RESULTS OF THE PRIVATE EXCHANGE OFFER FOR ITS 3.812% NOTES DUE 2047

MORRIS PLAINS, N.J., January 30, 2018 – Honeywell International Inc. (“Honeywell” or the “Company”) (NYSE: HON) today announced the results of its exchange offer for any and all of its outstanding 3.812% Notes due 2047 (the "Original Notes") issued by the Company for an equal principal amount of its new 3.812% Notes due 2047 (the "Exchange Notes"). The Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The exchange offer commenced on December 28, 2017, and expired at 5:00 p.m. Eastern time, on January 29, 2018.

Deutsche Bank Trust Company Americas, acting as exchange agent for the exchange offer, advised the Company that $442,373,000 of the $444,859,000 aggregate principal amount of the Original Notes have been validly tendered for exchange, representing 99.44% of the principal amount of the outstanding Original Notes.

In accordance with the terms of the exchange offer, the Company accepted all of the Original Notes validly tendered and not withdrawn.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Exchange Notes or any other security and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale would be unlawful. The exchange offer was made only pursuant to the prospectus dated December 28, 2017, and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

Cautionary Statement Regarding Forward-Looking Statements

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current economic and industry conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this news release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices, as well as our ability to effect the previously announced proposed separations. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements, including with respect to any changes in or abandonment of the previously announced proposed separations. We identify the principal risks and uncertainties that affect our performance in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.

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